UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

235 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

Registrant's telephone number, including area code:  (989) 839-5350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                    On April 29, 2010, James Meyer and Grace Shearer were appointed to the Board of Directors of Chemical Financial Corporation ("Chemical") effective May 1, 2010. Mr. Meyer will be appointed to the Audit Committee. Ms. Shearer will be appointed to the Compensation and Pension Committee.

                    Mr. Meyer and Ms. Shearer were appointed to the Board of Directors pursuant to an Agreement and Plan of Merger, dated as of January 7, 2010, between Chemical and O.A.K. Financial Corporation ("OAK"). Chemical completed its acquisition of OAK on April 30, 2010. Mr. Meyer and Ms. Shearer are both former directors of OAK.

                    Neither Mr. Meyer nor Ms. Shearer is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

                    Mr. Meyer and Ms. Shearer will be entitled to receive compensation for their service as a director consistent with the compensation paid to other directors as described in Chemical's Proxy Statement for Chemical's April 19, 2010 annual meeting of shareholders.

Item 7.01	Regulation FD Disclosure.

                    On May 4, 2010, Chemical issued the press release attached as Exhibit 99.1 to this Form 8-K, which is here incorporated by reference. The information under this Item 7.01 and the Exhibit are furnished to, and not filed with, the Commission.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

	99.1	Press Release dated May 4, 2010. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 4, 2010	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated May 4, 2010. This Exhibit is furnished to, and not filed with, the Commission.